EXHIBIT 99.1

Evome Medical Technologies Bolsters Board of Directors with Appointment of Strategic Senior Healthcare Executives Wayne Anderson and Bill Garbarini, Appoints Kenneth Kashkin, MD, as Chairman

New York, New York, February 15, 2024 - Evome Medical Technologies Inc. (the "Company" or "Evome") announces the appointment of two senior healthcare executives to its Board of Directors.

Mr. Wayne Anderson, former President and CEO of Ferring Pharmaceuticals USA, has joined as a non-executive member of the Board of Directors.

Mr. Bill Garbarini, a former Ferring Pharmaceuticals USA executive and current COO of Conceivable Life Sciences, a venture backed in-vitro fertilization company, will also join as a non-executive member of the Board of Directors.

In addition, Kenneth Kashkin, MD, has been appointed Chairman of the Board of Directors. Dr. Kashkin is Board Certified in Internal Medicine, Neurology & Psychiatry with training at, and serving on, the faculties of the University of California, Los Angeles (UCLA) and Yale University Schools of Medicine. He has led development at divisions of Bayer, Abbott, Knoll/BASF Pharma and Baxter.

"Now that we have successfully executed on our turnaround plan, I am pleased to have Wayne and Bill join the Board," said Mike Seckler, CEO of Evome. "I worked with both of these talented and successful healthcare executives for many years while at Ferring and I am eager to benefit from their valuable guidance and expertise, particularly in the realms of product launch and commercialization.  Dr. Kashkin's contributions will play a crucial role in advancing our innovation and development strategies, aligning with our vision to democratize our Biodex Brands. I can now say we have completed all of the necessary steps to transform our company. We have driven revenue growth, developed new products, cut costs and restructured our debt. The final step was to add some seasoned talent to our Board to assist us in driving shareholder value."

For more information please contact:

Mike Seckler

Chief Executive Officer

Tel: 1 (800) 760-6826

Email: info@evomemedical.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.